EXHIBIT 99.1

Codorus Valley Bancorp, Inc. Reports Earnings and Declaration of Cash Dividend

FOR IMMEDIATE RELEASE -- York, Pennsylvania (July 27, 2009) -- Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, today announced earnings available to common shareholders of $49,000 or $0.01 per share ($0.01 diluted) for the quarter ended June 30, 2009, compared to the $971,000 or $0.25 per share ($0.24 diluted) earned in the second quarter of 2008.  For the first six months of 2009, earnings available to common shareholders were $789,000 or $0.20 per share ($0.20 diluted), compared to $2,494,000 or $0.63 per share ($0.63 diluted) for the first half of 2008.

The decrease in earnings for the second quarter was attributable to a substantial increase in the provision for loan losses, due to: allocations deemed necessary for commercial real estate loans, continued uncertainty in the economy, softness in the real estate market and a significant increase in new loans closed during this reporting period.  Other items affecting the Corporation were an increase in operating expenses, particularly relating to Federal Deposit Insurance Corporation (FDIC) deposit insurance premiums.

The Corporation continues to address challenges that have arisen as a result of the prolonged economic recession, declining real estate values and increased unemployment. During the second quarter of 2009, the Corporation recorded a $1,639,000 provision for loan losses. Additionally, the Corporation’s loan portfolio grew significantly to total $617 million at June 30, 2009, an increase of $117 million or 23 percent above June 30, 2008.

The $1,278,000 or 26 percent increase in operating expenses for the second quarter of 2009 was primarily the result of adding three new financial centers during the prior year, and a $550,000 increase in FDIC deposit insurance premiums. Of the total insurance premiums, $382,000 (or $252,000 after tax) pertained to a special FDIC assessment effective June 30, 2009. The special assessment, which was imposed on all commercial financial institutions, was based on 5 basis points of total assets less tier 1 capital. The remaining increase in deposit insurance premiums was caused by an industry-wide increase in assessment rates by the FDIC and an increase in the volume of deposits upon which the assessment is based. At June 30, 2009, total deposits were $686 million, an increase of $134 million or 24 percent above June 30, 2008.

On June 30, 2009, total assets were approximately $840 million, representing a $203 million or 32% increase above June 30, 2008. Asset growth was driven primarily by a strong increase in business loans and investment securities. Asset growth was funded primarily by an increase in deposits generated from local markets, and to a lesser degree, borrowing from the Federal Home Loan Bank of Pittsburgh.  Additional detailed financial information is provided in the Financial Highlights section of this Earnings Release.

In other news, on July 21, 2009, Codorus Valley’s Board of Directors declared a regular quarterly cash dividend of $0.03 per common share, payable on or before August 11, 2009 to shareholders of record July 28, 2009.  The dividend was lowered from the $0.08 per common share paid in the prior quarter as a result of the decline in earnings, to preserve capital for balance sheet growth and to prepare the Corporation for the uncertainties caused by a prolonged economic recession.

“Our Board of Directors made the decision to reduce the quarterly dividend after long and careful consideration.  We recognize the importance of dividends to our shareholders and the decision to reduce the dividend was difficult, but necessary in this economic environment.  Our Board of Directors regularly reviews the dividend policy and can be expected to approve future changes to our policy when the economy stabilizes and the financial performance of the Corporation merits a change in the policy.”

“Thus far in 2009, the Corporation has experienced strong balance sheet growth and maintains well-capitalized status under current regulatory rules; however, earnings continue to lag as a result of loan related charges, increased FDIC insurance premiums and the recessionary economy.  That said, core income (net interest income, noninterest income and gains on the sale of residential mortgage loans) for the current quarter is up over 12 percent from the second quarter of 2008.  While we are not satisfied with the earnings realized during these unprecedented economic conditions, we are pleased with the results from several of our recent strategic initiatives; specifically, our office expansion in north Hanover, PA and Hunt Valley and Bel Air, MD and the origination/sale of residential mortgage loans”   said Larry J. Miller, President and Chief Executive Officer of the Company.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company, with a total of 17 financial centers located throughout York County, Pennsylvania and in Hunt Valley and Bel Air, Maryland. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services.  Additional information is available on the bank’s website at www.peoplesbanknet.com.

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Announcement.  These forward-looking statements are subject to risks and uncertainties.  Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries.  When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Announcement, the Company is making forward-looking statements.  Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Announcement. Those factors include, but are not limited to: credit risk, changes in market interest rates, competition, economic downturn or recession, and government regulation and supervision.  The Company undertakes no obligation to update or revise any forward-looking statements.

Questions or comments concerning this Earnings Release should be directed to the following:

Larry J. Miller
Vice-Chairman, President, and CEO
Codorus Valley Bancorp, Inc.
717-747-1500
888-846-1970
lmiller@peoplesbanknet.com

Condensed Consolidated Statements of Income (Unaudited)
(in thousands of dollars, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
Interest income	$9,963	$8,877	$19,252	$18,274
Interest expense	4,271	3,775	8,464	7,731
Net interest income	5,692	5,102	10,788	10,543
Provision for loan losses	1,639	910	1,883	1,060
Noninterest income	1,551	1,613	3,044	3,124
Gain on sale of mortgages	403	108	570	168
Gain on sale of securities	128	123	291	123
Noninterest expense	6,119	4,841	11,927	9,638
Income before income taxes (benefit)	16	1,195	883	3,260
Income taxes (benefit) expense	(277)	224	(373)	766
Net income	293	971	1,256	2,494
Preferred stock dividends and discount accretion	244	-	467	-
Net income available to common shareholders	$49	$971	$789	$2,494
Basic earnings per common share	$0.01	$0.25	$0.20	$0.63
Diluted earnings per common share	$0.01	$0.24	$0.20	$0.63

Condensed Consolidated Statements of Financial Condition (Unaudited)
(in thousands of dollars)

	June 30,	December 31,	June 30,
	2009	2008	2008
Cash and short term investments	$25,763	$14,875	$33,626
Investment securities	165,458	77,287	77,081
Loans	616,866	580,451	500,068
Allowance for loan losses	(6,145)	(4,690)	(4,002)
Premises and equipment, net	11,640	11,900	10,889
Other assets	26,443	22,943	19,615
Total assets	$840,025	$702,766	$637,277

Deposits	$685,512	$598,129	$551,251
Borrowed funds	79,895	47,779	31,759
Other liabilities	5,924	4,677	4,795
Shareholders’ equity	68,694	52,181	49,472
Total liabilities and shareholders' equity	$840,025	$702,766	$637,277

Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2009	2009	2008	2008	2008	June 30,
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2009	2008
Earnings and Per Share Data (1)
(in thousands, except per share data)
Net income	$293	$963	$841	$1,130	$971	$1,256	$2,494
Net income available to common shareholders	$49	$740	$841	$1,130	$971	$789	$2,494
Basic earnings per common share	$0.01	$0.18	$0.21	$0.28	$0.25	$0.20	$0.63
Diluted earnings per common share	$0.01	$0.18	$0.21	$0.28	$0.24	$0.20	$0.63
Cash dividends paid per common share	$0.080	$0.120	$0.120	$0.120	$0.133	$0.200	$0.266
Book value per common share	$12.88	$12.97	$12.99	$12.65	$12.44	$12.88	$12.44
Average common shares outstanding	4,032	4,023	4,003	3,986	3,947	4,028	3,937
Average diluted common shares outstanding	4,032	4,024	4,006	4,002	3,990	4,028	3,984

Performance Ratios (%)
Return on average assets	0.14	0.50	0.51	0.70	0.63	0.31	0.82
Return on average equity	1.66	5.70	6.56	8.99	7.75	3.64	10.08
Return on average realized equity (2)	1.70	5.81	6.59	9.02	7.89	3.71	10.26
Net interest margin (3)	3.08	2.97	3.48	3.52	3.69	3.03	3.88
Efficiency ratio (4)	75.9	82.1	76.9	70.5	68.7	78.8	67.5

Asset Quality Ratios (%)
Net loan charge-offs to average loans (5)	0.23	0.06	0.09	0.00	0.42	0.15	0.21
Allowance for loan losses to total loans	1.00	0.82	0.82	0.83	0.81	1.00	0.81
Nonperforming assets to total loans
and other real estate	3.29	2.92	1.83	1.93	1.84	3.29	1.84

Capital Ratios (%)
Average equity to average assets	8.50	8.76	7.71	7.83	8.12	8.62	8.12
Tier 1 leverage capital ratio	9.36	10.08	9.12	9.37	9.61	9.36	9.61
Tier 1 risk-based capital ratio	11.79	12.17	10.03	10.80	11.23	11.79	11.23
Total risk-based capital ratio	12.72	12.93	10.80	11.59	11.99	12.72	11.99

(1) per share amounts and shares outstanding were adjusted for stock dividends
(2) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities
(3) net interest income (tax-equivalent) as a percentage of average earning assets
(4) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)
(5) quarterly net loan charge-offs are annualized